Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279156

Prospectus Supplement No. 4

(to the Prospectus dated May 6, 2024, as supplemented by

Prospectus Supplement No. 1, dated May 22, 2024,

Prospectus Supplement No. 2, dated August 2, 2024 and

Prospectus Supplement No. 3, dated September 26, 2024)

CERO THERAPEUTICS HOLDINGS, INC.

44,523,704 Shares of Common Stock

This prospectus supplement no. 4 (this “Prospectus Supplement”) amends and supplements the prospectus dated May 6, 2024 (as may be supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-279156). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on October 2, 2024 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Global Market and Nasdaq Capital Market (collectively, “Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On October 3, 2024, the last quoted sale price of our common stock as reported on Nasdaq was $0.10 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0045 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 31 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 4, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2024

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 25, 2024, CERo Therapeutics Holdings, Inc. (the “Company”) filed a Certificate of Designations of Series C Convertible Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designations”), thereby creating a new series of preferred stock of the Company designated as “Series C Convertible Preferred Stock.” The Certificate of Designations became effective with the Secretary of State of the State of Delaware upon filing.

A copy of the Certificate of Designations is being filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 8.01 Other Events.

As previously announced, on September 25, 2024, the Company entered into a Securities Purchase Agreement with certain accredited investors named therein (the “PIPE Investors”), pursuant to which the Company issued and sold, and the PIPE Investors purchased, in a private placement (the “Private Placement”): (i) 2,853 shares of the Company’s Series C convertible preferred stock, par value $0.0001 per share (the “Series C Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase 8,175,166 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for aggregate cash proceeds of approximately $1.25 million. On September 26, 2024, the Company completed the Private Placement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit Number	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2024	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Interim Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Development Officer

On September 30, 2024, the Board of Directors (the “Board”) of CERo Therapeutics Holdings, Inc. (the “Company”) appointed Kristen Pierce, Ph.D., as Chief Development Officer of the Company, effective October 1, 2024. Dr. Pierce, 54, has over 20 years of oncology experience, leading nonclinical and early clinical stage projects. Prior to joining the Company in March 2024, Dr. Pierce was Vice President, Translational Medicine at Pionyr Immunotherapeutics from September 2021 to June 2023. Prior to that, she served as Executive Director, Asset Team Leader at Pfizer Inc. (NYSE: PFE) where she led the late nonclinical and early clinical development of several antibody and small molecules in oncology. Dr. Pierce received her Ph.D. from the University of Arizona in Pharmacology and Toxicology and spent four years as a postdoc at Duke University in the laboratory of the Nobel Prize winning scientist, Dr. Robert J. Lefkowitz. Dr. Pierce received her B.A. from Bates College.

In connection with such appointment, on September 30, 2024, the Company entered into a consulting agreement with Dr. Pierce (the “Pierce Consulting Agreement”), effective as of October 1, 2024. The Pierce Consulting Agreement has an initial term of twelve months, commencing October 1, 2024, as may be extended by mutual written agreement. Dr. Pierce will receive a monthly fee of $30,000 for her services during the term of the Pierce Consulting Agreement. In addition, Dr. Pierce received an award of 200,000 options to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which will vest in equal monthly installments over twenty-four months, subject to Dr. Pierce’s continued service with the Company; provided, that the vesting of 50% such options shall be accelerated upon the U.S. Food and Drug Administration’s (the “FDA”) acceptance of the Company’s initial new drug application (“IND”). Either party may terminate the Pierce Consulting Agreement at any time with at least 30 days’ prior written notice. Dr. Pierce will be an independent contractor of the Company, and as such, Dr. Pierce is not entitled to participate in any Company employee benefit plans.

There are no arrangements or understandings between Dr. Pierce and any other persons pursuant to which Dr. Pierce was appointed the Company’s Chief Development Officer. Dr. Pierce does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Dr. Pierce has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

The foregoing description of the terms of the Pierce Consulting Agreement is not complete and is qualified in its entirety by reference to the Pierce Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Chief Financial Officer Transition

As previously announced, Charles R. Carter resigned from his position as Chief Financial Officer, effective on September 30, 2024. In connection with such resignation, on September 30, 2024, Mr. Carter and the Company entered into a consulting agreement (the “Carter Consulting Agreement”), effective October 1, 2024, pursuant to which Mr. Carter will provide consulting services at a rate of $350 per hour until November 15, 2024 in order to assist with the transition of his duties to his successor and with the preparation of the Company’s filings with the Securities and Exchange Commission that the Company is obligated to complete in accordance with its recently completed private placement of Series C Preferred Stock and related warrants. In connection with his entry into the Carter Consulting Agreement, Mr. Carter forfeited all 495,397 of his outstanding options.

On September 30, 2024, the Board appointed Andrew Albert “Al” Kucharchuk as Chief Financial Officer of the Company, effective October 1, 2024. Mr. Kucharchuk, 43, has served as the Chief Financial Officer of Nukkleus Inc. (NUKK) since June 2024 and as Chief Financial Officer of Chain Bridge I (NASDAQ: CBRGU) since April 2024. Previously, Mr. Kucharchuk was the Chief Financial Officer of Theralink Technologies, Inc. (OTC: THER) from May 2023 to June 2024. Prior to his role at Theralink, Mr. Kucharchuk was the Chief Financial Officer of Adhera Therapeutics, Inc (OTC: ATRX) from September 2022 to August 2023. Prior to that role, Mr. Kucharchuk held various positions at OncBioMune Pharmaceuticals, Inc. including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer from November 2006 to July 2020 and has served as a member of the board of directors since June 2020. Mr. Kucharchuk holds a B.A. in Business and an MBA in Finance from Tulane University.

In connection with such appointment, on September 30, 2024, the Company entered into a consulting agreement with Mr. Kucharchuk (the “Kucharchuk Consulting Agreement”). The Kucharchuk Consulting Agreement has an initial term of one year, commencing October 1, 2024, as may be extended by mutual written agreement. Mr. Kucharchuk received a retainer of $15,000 upon his entry into the Kucharchuk Consulting Agreement, and will receive a monthly fee of $16,000 for his services during the term of the Kucharchuk Consulting Agreement. In addition, Mr. Kucharchuk received an award of 500,000 options to purchase shares of Common Stock, which will vest in equal monthly installments over twelve months, subject to Mr. Kucharchuk’s continued service with the Company. Either party may terminate the Kucharchuk Consulting Agreement at any time with at least 30 days’ prior written notice. Mr. Kucharchuk will be an independent contractor of the Company, and as such, Mr. Kucharchuk is not entitled to participate in any Company employee benefit plans.

There are no arrangements or understandings between Mr. Kucharchuk and any other persons pursuant to which Mr. Kucharchuk was appointed the Company’s Chief Financial Officer. Mr. Kucharchuk does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Kucharchuk has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

The foregoing descriptions of the terms of the Carter Consulting Agreement and Kucharchuk Consulting Agreement are not complete and are qualified in its entirety by reference to the Carter Consulting Agreement and Kucharchuk Consulting Agreement, copies of which are filed as Exhibit 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Chief Executive Officer Transition

As previously disclosed, Brian G. Atwood resigned from his position as Chief Executive Officer, effective on September 30, 2024. In connection with such resignation, on September 30, 2024, Mr. Atwood and the Company entered into a consulting agreement (the “Atwood Consulting Agreement”), effective October 1, 2024, pursuant to which Mr. Atwood will provide consulting services for a period of 12 months following his resignation. Mr. Atwood will receive a consulting fee of $25,000 per quarter. In connection with his entry into the Atwood Consulting Agreement, Mr. Atwood forfeited all 1,331,813 of his outstanding options, and received an award of 508,000 options to purchase shares of Common Stock, which will vest (i) 50% upon the FDA’s acceptance of the Company’s IND and (ii) 50% upon the completion of a financing transaction generating at least $1.5 million of gross proceeds, in each case subject to Mr. Atwood’s continued service with the Company.

In addition, as previously disclosed, the Board appointed Chris Ehrlich to serve as Interim Chairman and Chief Executive Officer while the Board searches for a permanent replacement. In connection with such appointment, on September 30, 2024, Mr. Ehrlich and the Company entered into a consulting agreement (the “Ehrlich Consulting Agreement”), effective October 1, 2024. The Ehrlich Consulting Agreement has an initial term of twelve months, commencing October 1, 2024, as may be extended by mutual written agreement. Mr. Ehrlich will receive a consulting fee of $30,000 per month. In connection with his entry into the Ehrlich Consulting Agreement, Mr. Ehrlich forfeited all 572,182 of his outstanding options, and received an award of 2,807,104 options to purchase shares of Common Stock, which will vest (i) 50% upon the FDA’s acceptance of the Company’s IND and (ii) 50% upon the completion of a financing transaction generating at least $1.5 million of gross proceeds, in each case subject to Mr. Atwood’s continued service with the Company.

The foregoing descriptions of the terms of the Atwood Consulting Agreement and Ehrlich Consulting Agreement are not complete and are qualified in its entirety by reference to the Atwood Consulting Agreement and Ehrlich Consulting Agreement, copies of which are filed as Exhibit 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Director Resignation

On September 26, 2024, Robyn Rapaport notified the Company of her resignation from the Board, effective immediately. Ms. Rapaport’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Ms. Rapaport for her dedicated service on the Board and wishes her well in her future pursuits.

Option Repricing and Director Awards

On September 30, 2024, to retain and motivate employees and other key contributors of the Company, the compensation committee of the board of directors of the Company (the “Compensation Committee”) approved a stock option repricing (the “Option Repricing”), effective October 1, 2024 (the “Effective Date”). The repricing was undertaken in accordance with, and as permitted by, the Company’s 2024 Equity Incentive Plan, as amended, (the “2024 Plan”). Pursuant to the Option Repricing, all options granted pursuant to the 2024 Plan that are held by Company employees, non-employee directors and service providers of the Board expected to continue providing services to the Company were repriced, to the extent such options had an exercise price in excess of $0.10, the closing price per share of the Common Stock as reported on The Nasdaq Stock Market on October 1, 2024. As of the Effective Date, all such options were repriced such that the exercise price per share was reduced to $0.10.

The Board approved the Option Repricing after careful consideration of various alternatives, and based in part on the recommendation of the Compensation Committee. The Option Repricing is not subject to approval of the Company’s stockholders.

In addition, on September 30, 2024, the Board approved the grant of 280,710 options to each of the Company’s non-employee directors, which will vest (i) 50% upon the FDA’s acceptance of the Company’s IND and (ii) 50% upon the completion of a financing transaction generating at least $1.5 million of gross proceeds, in each case subject to such director’s continued service with the Company.

Item 8.01 Other Events.

On October 2, 2024, the Company issued a press release announcing Mr. Kucharchuk and Dr. Pierce’s appointments. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Consulting Agreement, dated September 30, 2024, by and between the Company and Kristen Pierce.
10.2	Consulting Agreement, dated September 30, 2024, by and between the Company and Charles R. Carter.
10.3	Consulting Agreement, dated September 30, 2024, by and between the Company and Andrew Kucharchuk.
10.4	Consulting Agreement, dated September 30, 2024, by and between the Company and Brian G. Atwood.
10.5	Consulting Agreement, dated September 30, 2024, by and between the Company and Chris Ehrlich.
99.1	Press release, dated October 2, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2024	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Interim Chief Executive Officer

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